Exhibit 10.7

I. Contracting Parties LIN,GENG MENG, to be known as Party A LIAN,CHENG YU, to be known as Party B

II. Party A holds 49 percent of the total stock of Yao-Teh International Recreation Company, Inc. (hereafter to be known as Yao-Teh) equalling 190,000,000NT. The address of Yao-Teh is 333 Keelung Rd, World Trade Bldg 29F, Taipei, Taiwan. LO, FUN MING acts as its chairman of the board. Yao-Teh established the Royal Country Club Golf Course (business registration certification is included in the appendix as Document 1) in Miaoli County, Zaoqiao and Touwu Townships.

III. Party A acts as Yao-Teh 's vice chairman of the board and is responsible for the company's operations. Because the golf course has a lack of funding, Party A agrees to the below-stated assurance conditions to the 400,000,000NT loan originating from Party B.

1 . 1. Yao-Teh owns the Royal Country Club and nearby lands together equaling more than 210 hectares (a list of land records is included in the appendix as Document 2). The land is already subject to a 380,000,000NT mortgage with the Taiwan Business Bank and is guaranteed for 310,000,000NT by the golf course's members. Party A agrees that the aforementioned mortgage rights 500,000,000NT and ground rights are assigned to Party B indefinitely. 2. Party A agrees to 15 days after the contract's signing to give Party B 49 percent of the total stock (enclosed as document 3 in the appendix). Within 30 days after the contract's signing, Yao-Teh will provide Party B all information regarding sold and unsold golf passes and their associated serial numbers. Party A will provide documents regarding the sale to Party B. Concurrently, Party A will provide Party B will 500 unsold golf passes. Party A promises in the future that either it or Yao-Teh will use 70 percent of the proceeds from golf pass sales as repayment to Party B's loan. After repayment, this condition will be canceled.

2 .

3. The interest during the lending period will be 1.2 percent. Party A shall repay the principal and installment interest to Party B before December, 30, 1993 (the installment repayment schedule is enclosed in the appendix as document. Upon a missed payment, the entire amount will become due.

4. Party B agrees at the time of signing the contract to pay Party A 330,000,000NT. Party A agrees at the provide Party B rights in the mortgage and ground right (as described above) as well as the associated documentation to Party B (enclosed in the appendix as document 5). After waiting for Party B or their appointee to register their name, Party A will pay 70,000,000NT.

Both Parties agrees to set mortgage of 1968931.51 m2 land and other land to be completed within 2 weeks signing of contract.

5. Any matters not cover in this contract will be decided by the agreement of both parties.

Contracting Parties:
Party A: LIN,GENG MENG
ID: A101632641

Party B: LIAN,CHENG YU
ID:

Witness: CHEN,YONG CHENG
ID:

June 15, 1993